Exhibit 99.1

Blackstone and Starwood Capital Group Complete Acquisition of Extended Stay America

CHARLOTTE, N.C., June 16, 2021 (GLOBE NEWSWIRE) – Extended Stay America, Inc. (“ESA”) and its paired-share REIT, ESH Hospitality, Inc. (“ESH” and, together with ESA, “Extended Stay” or the “Company”) (NASDAQ: STAY) today announced the completion of their previously announced acquisition by funds managed by Blackstone Real Estate Partners (“Blackstone”) and Starwood Capital Group for $20.50 per paired share in cash in a transaction valued at approximately $6 billion.

As required under the terms of the Company’s definitive merger agreement, the Board of Directors of ESA, on June 15, 2021, declared a special cash dividend of $1.75 per share of common stock of ESA that was paid immediately before the effective time of the mergers to holders of record as of the close of business on June 15, 2021. Company shareholders who held their paired shares of common stock on the record date for the special cash dividend and through the effective time of the mergers are entitled to receive an aggregate of $20.50 in cash, consisting of the $1.75 special cash dividend and merger consideration which, as reduced by the $1.75 special cash dividend, was comprised of $10.40 per share of ESA common stock and $8.35 per share of Class B common stock of ESH. As a result of the transaction, the paired shares will cease trading on the Nasdaq Global Select Market.

Goldman Sachs & Co. LLC served as lead financial advisor to the Company and BofA Securities also served as financial advisor to the Company. Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal counsel.

J.P. Morgan, Citigroup Global Markets Inc. and Deutsche Bank acted as financial advisors and provided debt financing to Blackstone and Starwood. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone, and Kirkland & Ellis LLP acted as legal advisor to Starwood Capital.

About Extended Stay America

Extended Stay America, Inc. (“ESA”) and its brand Extended Stay America® is the leading brand in the mid-priced extended stay segment in the U.S. with 651 hotels. ESA’s subsidiary, ESH Hospitality, Inc., is the largest lodging REIT in North America by unit and room count, with 561 hotels and approximately 62,500 rooms in the U.S. ESA also franchises an additional 90 Extended Stay America® hotels. Visit www.esa.com for more information.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $196 billion of investor capital under management. Blackstone is one of the largest property owners in the world, owning and operating assets across every major geography and sector, including logistics, multifamily and single family housing, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy invests in substantially stabilized real estate globally through regional open-ended funds focused on high-quality assets and Blackstone Real Estate Income Trust, Inc. (BREIT), a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,100 employees. Since its inception in 1991, Starwood Capital Group has raised over $55 billion of equity capital, and currently has in excess of $75 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $63 billion of capital since inception and manages a portfolio of over $17 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

Extended Stay Contacts:

Investors or Media

Rob Ballew

ir@esa.com

(980) 345-1546

Blackstone

Jeffrey Kauth

Jeffrey.Kauth@Blackstone.com

(212) 583-5395

Starwood Capital Group

Tom Johnson / Dan Scorpio

Abernathy MacGregor Group

tbj@abmac.com / dps@abmac.com

Tel: (212) 371-5999